ALICO ANNOUNCES CFO RESIGNATION

La Belle, FL., August 23, 2010 -- Alico, Inc. (NASDAQ: ALCO), a land management company, announced today that Patrick W. Murphy, Alico’s Chief Financial Officer, has notified the Company that he intends to resign for personal reasons and pursue other interests.  Mr. Murphy indicated that he has no disagreements with management. Alico is seeking chief financial officer candidates and intends to complete the search in the near future.  Mr. Murphy has committed to continue serving as Alico’s CFO until his successor has been appointed in order to facilitate an orderly transition.  Accordingly, the effective date of Mr. Murphy’s resignation is not known at this time.

“Alico is very appreciative of Patrick’s contributions to Alico, both as CFO for the past five years and as controller and in other accounting department capacities for 15 of the last 18 years, and we wish him well in his future endeavors,” said JD Alexander, Alico’s President and Chief Executive Officer.

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.

For Further Information Contact:
JD Alexander
LaBelle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.